EXHIBIT 21.1

SUBSIDIARIES OF KAL ENERGY, INC.

Thatcher Mining Pte Ltd., a company duly organized and existing under the laws of the Republic of Singapore, having its principle place of business at 9 Temasek Boulevard, #16-02A, Suntec Tower Two, Singapore 038989.